Exhibit 10.1

LOAN AGREEMENT

by and among

IMMUCELL CORPORATION, as Borrower,

- and -

Maine Community Bank, as Lender

August 7, 2025

LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may be amended, restated, replaced, supplemented, or otherwise modified and in effect from time to time, this “Agreement”) is made as of this 7th day of August, 2025, by and among IMMUCELL CORPORATION, a Delaware business corporation doing business in Maine, having a mailing address of 56 Evergreen Drive, Portland, Maine 04103, and Maine Community Bank, a Maine financial institution having a mailing address of 10 Wentworth Drive, Gorham, Maine 04038, Attention: Commercial Services, and its successors and assigns.

In consideration of the covenants and agreements contained herein, Borrower and Lender hereby mutually agree as follows:

1. DEFINITIONS

1.1. General. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP (as defined below). The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

1.2. Defined Terms. As used in this Agreement:

“Advance” or “Advances” means, individually or collectively, the Advances made under the Term Loan as contemplated by Section 2.1 of this Agreement.

“Affiliate” or “Affiliates” of any specified entity means, individually or collectively, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Event” means any one or more of the following:

(a)	the commencement, filing or continuation of a voluntary case or proceeding under one or more of the Insolvency Laws by Borrower or any Guarantor;

(b)	the acknowledgment in writing by Borrower or any Guarantor (other than to Lender in connection with a workout) that it is unable to pay its debts generally as they mature;

(c)	the making of a general assignment for the benefit of creditors by Borrower or any Guarantor;

(d)	the commencement, filing or continuation of an involuntary case or proceeding under one or more Insolvency Laws against Borrower or any Guarantor; or

(e)	the appointment of a receiver, liquidator, custodian, sequestrator, trustee or other similar officer who exercises control over Borrower or any Guarantor, or any substantial part of the assets of Borrower or any Guarantor;

provided, however, that any proceeding or case under (d) or (e), above, shall not be a Bankruptcy Event until the ninetieth (90th) day after the filing thereof (if not earlier dismissed) so long as such proceeding or case occurred without the consent, encouragement or active participation of Borrower, any Guarantor, Key Principal, Principal or any Borrower Affiliate (in which event such case or proceeding shall be a Bankruptcy Event immediately).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended (e.g., 31 U.S.C. Sections 5311-5330).

“Borrower” means IMMUCELL CORPORATION, a Delaware business corporation doing business in Maine.

“Business Day” means a day of the year on which banks are not required or authorized to close in Portland, Maine; provided, however, that the term “Business Day” shall not include a day on which Lender is not actually open for business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the collateral in which Borrower has given Lender a security interest pursuant to the Security Instruments described in Schedule 4.2, and any other instrument given to Lender to secure the Indebtedness and/or this Agreement. All Indebtedness and Obligations shall be cross-defaulted and cross-collateralized as provided herein.

“Commitment Letter” means to that certain Commitment Letter, dated July 22, 2025, from Lender to Borrower, as the same may be further amended and in effect from time to time.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Default Rate” has the meaning given to that term in Section 2.3.5 hereof.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrower or of the imposition of a Lien on the assets of Borrower; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of the incurrence by a Controlled Group member of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any occurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“ERISA Affiliate” means each Person (whether or not incorporated) which together with Borrower would be treated as a single employer under ERISA.

“Event of Default” means any one or more of the occurrences described in Section 6 hereof.

“GAAP” means generally accepted accounting principles as in effect, which shall include official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Guaranty” or “Guaranties” means, individually or collectively, any guaranty agreement(s) executed by any Guarantor and delivered to Lender.

“Immediate Family Members” means a child, grandchild, spouse, sibling or parent, each of whom must have obtained a legal age of majority.

“Indebtedness” shall mean, for any Person (excluding in all cases trade payables payable in the ordinary course of business by such Person), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, or Interest Rate Agreement, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (g) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

“Insolvency Laws” means the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq., together with any other federal or state law affecting debtor and creditor rights or relating to the bankruptcy, insolvency, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar laws, proceedings, or equitable principles affecting the enforcement of creditors’ rights, as amended from time to time.

“Interest Rate Agreement” means any agreement for a derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender or any Lender Affiliate. Furthermore, Interest Rate Agreement includes an ISDA Master Agreement, ISDA Schedule and associated documents.

“Key Principal” means, collectively:

(a)	the natural person(s) or entity(ies) that manages Borrower that Lender determines is critical to the successful operation and management of Borrower, and the Collateral, as identified as such in Section 2.3.2.; or

(b)	any natural person(s) or entity(ies) who becomes a Key Principal after the date of this Agreement and is identified as such in an assumption agreement, or another amendment or supplement to this Agreement.

“Lender” means Maine Community Bank, a Maine financial institution.

“Lender Affiliate” means any one or more bank or non-bank subsidiaries of Lender and its successors.

“Lien” or “Liens” means, individually or collectively, any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” or “Loans” means, individually or collectively, the credit facility extended to Borrower by Lender in accordance with Section 2 hereof.

“Loan Document” or “Loan Documents” means, individually or collectively, reference to this Agreement and all other instruments, agreements and documents entered into from time to time, evidencing or securing the Loan(s) or any obligation of payment thereof or performance of Borrower’s or Guarantor’s Obligations in connection with the transaction contemplated hereunder, each as may hereafter be renewed, amended, restated, extended, replaced, or otherwise modified from time to time, including, without limitation, the Commitment Letter.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Change” shall mean (a) an Event of Default, (b) the termination of any material agreement to which Borrower is a party which has a material adverse effect on the operations or condition of Borrower, or (c) material impairment of Borrower’s ability to perform any of its Obligations under the Agreement and the Note(s), taken as a whole. A Material Adverse Change shall be deemed to have occurred if the cumulative effect of an individual event and all other then-existing events would result in a Material Adverse Change.

“Maturity Date” means the Maturity Date under the Term Note as contemplated in Section 2.1.3 of this Agreement.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” or “Notes” means, individually or collectively, as the case may be, any promissory note(s) signed and delivered by Borrower to evidence its Indebtedness to Lender pursuant to Section 2 hereof, including, but not limited to, the Term Note, which shall be in a form reasonably satisfactory to Lender.

“Obligation” or “Obligations” means, individually or collectively, (a) all Indebtedness and other obligations incurred by Borrower and any Guarantor to Lender pursuant to this Agreement, and includes the principal of and interest from time to time accruing on each Note; (b) each extension, renewal, consolidation or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable under this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to Lender or any Lender Affiliate by Borrower and any Guarantor, including, without limitation, any interest rate agreement entered into by Borrower with Lender or any Lender Affiliate, and every other liability, whether owing by only Borrower and/or Guarantor or by Borrower and/or any Guarantor with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender or any Lender Affiliate or acquired by Lender or any Lender Affiliate by purchase, pledge or otherwise and whether participated to or from Lender or any Lender Affiliate in whole or in part; and (e) all Related Expenses.

“Obligor” shall mean Borrower and any Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, any Guarantor or any other signatory to a Loan document.

“Organization” means a corporation, limited liability company, limited liability partnership, limited partnership, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” within the meaning of ERISA Section 3(2).

“Permitted Distributions” means the distributions set forth in Section 5.24 and distributions to Borrower’s stockholders or members which do not directly or indirectly cause or create an Event of Default under the financial covenants set forth in Schedule 5.21.

“Permitted Encumbrances” means, as of any particular time, (a) Liens for ad valorem taxes and special assessments not then delinquent, (b) this Agreement or any of the Loan Documents, and any security interest or other Lien created thereby or in connection therewith, (c) any Permitted Encumbrances defined in any of the Loan Documents, including, without limitation, as defined in any Security Instrument, (d) any liens permitted by Section 5.14 and Section 5.15 hereof, (e) any other Liens granted by Borrower in favor of Lender, and (f) such minor defects, irregularities, encumbrances and clouds on title as normally exist with respect to property similar in character to the Collateral and as do not materially interfere with or impair the use or value of the property affected thereby.

“Person” means an individual or an Organization.

“Plan” means any plan (other than a Multiemployer Plan) defined in Section 3(3) of ERISA in which Borrower or any Subsidiary is, or has been at any time during the preceding two (2) years, required to contribute on behalf of its employees.

“Potential Default” means any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

“Principal” means any Person owning at least a twenty percent (20%) interest (direct or indirect) in Borrower, or Key Principal.

“Quarters” or “Quarterly” means Borrower’s fiscal quarters, being each of the periods ending in March 31, June 30, September 30 and December 31 of each fiscal year.

“Related Expenses” means any and all reasonable costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney’s fees, legal expenses, judgments, suits and disbursements) reasonably incurred by, or imposed upon, or asserted against, Lender in any attempt by Lender:

(a)	to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage, deed of trust, hypothecation agreement, guaranty, security agreement, collateral assignment, or security instrument executed or given by Borrower or any Guarantor to or in favor of Lender, including, without limitation, all legal fees and expenses incurred in any bankruptcy or creditor’s rights proceeding;

(b)	to obtain payment, performance, and observance of any and all of the Obligations;

(c)	following an Event of Default by Borrower;

(d)	to maintain, insure, audit, inspect, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or

(e)	incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in the Note(s), but in no event greater than the highest rate permitted by law.

“Related Person” means any Person who (i) now or hereafter owns an equity interest in Borrower or (ii) has warrants, debentures, or similar rights to own any equity interest in Borrower whether or not the same has vested or been delivered, or (iii) is owned, in whole or in part, by Borrower.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Security Instrument(s)” means the written document(s) listed in Schedule 4.2, attached hereto, signed and delivered from time to time to Lender in connection with Indebtedness owed by Borrower to Lender.

“Subsidiary” or “Subsidiaries” means, individually or collectively, any Person of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (i) the voting stock or units entitling the holders thereof to elect a majority of the board of directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person.

“Subordinated Loan” means any subordinated indebtedness which Lender shall require to be evidenced by a formal, written subordination agreement.

“Transfer” means:

(a)	a sale, assignment, transfer or other disposition (whether voluntary, involuntary, or by operation of law);

(b)	a granting, pledging, creating or attachment of a lien, encumbrance or security interest (whether voluntary, involuntary, or by operation of law);

(c)	an issuance or other creation of a direct or indirect ownership interest;

(d)	a withdrawal, retirement, removal or involuntary resignation of any owner or manager of a legal entity; or

(e)	a merger, consolidation, dissolution or liquidation of a legal entity.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be adopted and in effect in the State of Maine.

If not already provided above, the foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2. CREDIT FACILITIES

2.1. Up to $2,327,199 Term Loan. Lender hereby agrees to extend a term loan to Borrower , as evidenced by a certain promissory note of even date herewith (the “Term Note”), subject to the terms and conditions of this Agreement and the Term Note, as further outlined below:

2.1.1. Fees. Borrower shall pay to Lender a nonrefundable origination fee of 25 basis points of the final loan amount, which will be earned upon the issuance of the Commitment Letter and payable at closing.

2.1.2. Purpose. To refinance existing Lender loan#8160005073 and to payoff existing balance of FAME loan.

2.1.3. Maturity Date. The Term Loan will mature on August 7, 2030 (the “Term Loan Maturity Date”), unless extended in writing by Lender, in its sole discretion.

2.1.4. Interest Rate. The interest rate shall be fixed for five (5) years at six and one-half percent (6.50%) per annum based on a five (5) year amortization period

2.1.5. Repayment.

(a)	Monthly payments of principal and interest beginning September 7, 2025 for five (5) years and amortized over a five (5) year amortization period until the Term Loan Maturity Date.

(b)	All monthly payments to Lender shall consist of principal plus all interest accrued sufficient to amortize such debt over the agreed upon repayment period, as described above.

(c)	The final payment made shall be in the amount of the then outstanding principal balance, together with all accrued but unpaid interest thereon and any costs and fees payable hereunder. All payments shall be calculated by Lender.

(d)	Borrower acknowledges and agrees that the monthly payments contemplated herein shall be debited from Borrower’s deposit account on the monthly payment date(s) by Lender.

(e)	Borrower’s promise and obligation to repay shall be evidenced by the Term Note. The Term Note is incorporated herein by reference and made a part hereof. All Obligations of Borrower under this Agreement and the Term Note shall be secured by the Collateral described in the Security Instruments.

2.2. General Conditions for each Loan.

2.2.1. Prepayment Premium. If Borrower refinances the Term Loan with another institution prior to the Maturity Date, and as a result pays principal in excess of the scheduled amortization of principal under this Term Note, such excess payment of principal shall be subject to a prepayment premium to the Lender in an amount equal to the excess principal payment amount time 5% during the first year of the term, 4% during the second year of the term, 3% during the third year of the term, 2% during the fourth year of the term or 1% during the fifth year of the term.

2.2.2. Collateral. The Loan(s) shall be secured by a valid second perfected security interest in all business assets of Borrower, now owned or hereafter purchased, including, but not limited to, accounts, accounts receivable, inventory, machinery and equipment, motor vehicles, furniture and fixtures, all located at, but not limited to, 56 Evergreen Drive, 33 Caddie Lane, 14 Wedge Way, 175 Industrial Way and 165 Industrial Way all in Portland, Cumberland County, Maine . Borrower hereby authorizes Lender to file UCC financing statements (together with any amendments thereto), certificates of title or such other lien notations as may be required to be filed or recorded with the applicable Secretary of State, Bureau of Motor Vehicles or such other governmental agencies or departments as determined in Lender’s reasonable discretion, in all cases, listing Lender as a first lien holder.

Borrower agrees to execute all such further documents as may be necessary to perfect or confirm Lender’s security interest in the Collateral. Lender may withhold Advances hereunder until all necessary title documents, lien notations and financing statements have been executed and delivered.

All Collateral shall be cross-defaulted and cross-collateralized with all Loans, all Obligations and all Indebtedness. Any Collateral for this Agreement, the Note(s) and/or the Loan Documents shall also be Collateral for any other Obligations and Indebtedness owing by Borrower or Guarantor or any Affiliate or Subsidiary of Borrower or Guarantor to Lender.

2.2.3. Guarantors. There are no Guarantors for this loan.

2.2.4 Late Fees. If a payment is late by ten (10) days or more, Borrower shall pay to Lender a late fee equal to Six Percent (6.00%) of such Borrower’s regularly scheduled payment.

2.2.5. Interest After Default. During the period that an Event of Default occurs and is continuing beyond any applicable grace or cure period, at Lender’s election, without notice or demand, Borrower shall pay interest at the rate per annum equal to Five Percent (5.00%) plus the applicable interest rate under the Note(s) (“Default Rate”) on the outstanding balance of the Note(s), on past due interest on the Note(s), on all other amounts payable to Lender by Borrower in connection with this Agreement, the Note(s), and on any unsatisfied judgment on the Note(s), notwithstanding any otherwise applicable statutory rate. In no event, however, shall the interest rate on the Note(s) exceed the highest rate permitted by law.

2.3.6. Interest Calculation Method. All interest under the Note(s) shall be computed on the basis of the actual number of days elapsed over a 360-day year.

2.3.7. Application of Payments. All payments shall be applied first to accrued interest, second to the outstanding principal balance of the Note, third to the payment of all escrow charges, fees, late charges and reasonable out-of-pocket expenses and other amounts earned, due and owing to Lender (excluding principal and interest), and; provided, however, that following an Event of Default, payments will be applied to the Obligations of Borrower to Lender as Lender determines in its sole discretion.

3. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender (which representations and warranties will survive the delivery of the Note(s) and the making of the Loan(s), and shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf) that:

3.1. Existence and Legal Authority. Borrower is a Delaware business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and doing business in the State of Maine. Borrower has all requisite power and authority to own their respective property and to carry on their respective business as now being conducted, to enter into the Loan Documents to which either is a party and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of such Loan Documents to which either is a party. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Change on Borrower.

3.2. Due Execution and Delivery. Borrower has full power, authority and legal right to incur the Obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which either is a party, and each of them has been duly executed and delivered by Borrower has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which either is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

3.3. No Breach of Other Instruments. Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, will conflict with or result in (i) a breach of Borrower’s Articles of Incorporation or Bylaws, as applicable, or other constituent or governing documents of Borrower (collectively, the “Organizational Documents”), or (ii) a breach of any of the terms, conditions or provisions of any other agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or are subject, or (iii) imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such other agreement or instrument.

3.4. Government Authorization. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower of the transactions contemplated by the Loan Documents.

3.5. Ownership of Property. Except for Permitted Encumbrances or as otherwise permitted in the Security Instruments or this Agreement, Borrower has and will have good and marketable title to substantially all its property and assets. Except for Permitted Encumbrances, all other property and assets of Borrower are free from any Liens or encumbrance securing Indebtedness and from any other Liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which Borrower is a party is in full force and effect, and no material default on the part of Borrower or, to its knowledge, any other party thereto exists.

3.6. Absence of Defaults, Etc. Except as previously disclosed to Lender, Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its Organizational Documents, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any material order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

3.7. Indebtedness of Borrower. Borrower does not have outstanding on the date hereof, any Indebtedness for borrowed money, except for any such Indebtedness identified in the financial information referred to in Section 3.8 hereof and set forth in Schedule 3.7 hereto.

3.8. Financial Condition. Borrower has furnished to Lender financial information which, in the opinion of Borrower, fairly and accurately reflect the financial assumptions for the operations of Borrower, and there has been no Material Adverse Change in Borrower’s financial prospects since that date which would require revision of the same.

3.9. No Adverse Change. Subsequent to the date of the financial information referred to in Section 3.8 hereof, and other than the Loan(s) or except as otherwise specifically permitted hereunder, Borrower has not incurred or agreed to incur any material liabilities or obligations, direct or contingent, and there has not been any material increase in the anticipated aggregate amount of debt of Borrower, or any Material Adverse Change in the business, properties, prospects, or condition, financial or otherwise, of Borrower.

3.10. Taxes. Borrower has filed all tax returns which are to be filed and have paid, or have made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Borrower. The provisions for taxes reflected in the financial information and projections referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which Borrower is liable for the period ended on the date of such balance sheet and all prior periods. Borrower knows of no deficiency assessment or proposed deficiency assessment of taxes for which Borrower may be liable, except as may be otherwise disclosed in writing to Lender prior to the date hereof.

3.11. Litigation. Except as set forth in Schedule 3.11, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened against or affecting Borrower, or their respective property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower, none of which, either individually or in the aggregate, if adversely determined, would reasonably be expected to result in a Material Adverse Change or an Event of Default.

3.12. Environmental Matters. Borrower is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules.

3.13. Subsidiaries and Affiliates. Borrower does not have any Subsidiaries or Affiliates except as listed in Schedule 3.13. If Borrower has any Subsidiary or any other Affiliate at any time subsequent to the date of execution hereof, the term “Borrower” as used in Sections 5 and 6 shall include in its meaning Borrower and its Subsidiaries, for such period or periods that Borrower has any Subsidiaries, unless the context clearly requires otherwise. For any period during which Borrower has any Subsidiaries, all financial statements, accounts and reports submitted by Borrower and all calculations hereunder based on same shall be consolidated and/or on a consolidating basis or combined and/or on a combining basis with such Subsidiaries, as the context required.

3.14. ERISA. No Reportable Event or Prohibited Transaction (as defined under ERISA Section 406 or Code Section 4975) which could create a liability in excess of One Hundred Thousand and 00/100ths Dollars ($100,000.00) or cause a Material Adverse Change has occurred and is continuing with respect to any Plan of Borrower, and Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA.

3.15. Solvency. None of Borrower is insolvent as defined under any Insolvency Laws, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Lender. Neither Borrower is not engaged or about to engage in any business or transaction for which the assets retained by them shall constitute an unreasonably small capital, taking into consideration the Obligations to Lender incurred hereunder. None of Borrowerintends to, nor do either of them believe that they will, incur debts beyond its ability to pay them as they mature.

3.16. No Burdensome Restrictions. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which would cause a Material Adverse Change.

3.17. Federal Reserve Regulations; Use of Loan Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loan(s) will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loan(s) will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.18. OFAC/USA PATRIOT Act Restrictions. None of Borrower, nor to Borrower’s knowledge, any of the officers, directors, trustees, general partners, members, managing members or managers of Borrower , or any Person who owns or controls any of them, as applicable:

(a)	is in violation of:

(i)	any applicable anti-money laundering laws, including, without limitation, those contained in the PATRIOT Act and/or the Bank Secrecy Act (Titles I and II of Pub. L. No. 91-508, 84 Stat. 1114 (1970));

(ii)	any applicable economic sanction laws administered by OFAC, including, without limitation, Executive Order No. 13224; or

(iii)	any applicable anti-drug trafficking or anti-terrorism laws, civil or criminal; or

(b)	is a Person that:

(i)	is charged with, or has reason to believe that he, she or it is under investigation for, any violation of any such laws;

(ii)	has been convicted of any violation of, been subject to civil penalties pursuant to, or had any of its property seized or forfeited under any such laws;

(iii)	is named on the list of “Specially Designated Nationals or Blocked Persons” maintained by the OFAC (or any successor U.S. government office or list);

(iv)	is otherwise identified by any U.S. government office or legal authority as a person with whom a U.S. person is prohibited from transacting business under any other applicable law;

(v)	is owned, controlled by, or affiliated with any person identified in clause (i), (ii), (iii) and/or (iv) hereof; or

(vi)	is engaged in any dealings or transactions for or on behalf of or otherwise associated with any person identified in clause (i), (ii), (iii) and/or (iv) hereof.

3.19. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

3.20. No Bankruptcies or Judgments. None of Borrower , any officer, director, trustee, general partner, member, managing member or manager of Borrower is currently:

(a)	the subject of or a party to any completed or pending bankruptcy, reorganization or insolvency proceeding;

(b)	preparing or intending to voluntarily commence a bankruptcy, reorganization or insolvency proceeding; or

(c)	the subject of any judgment unsatisfied of record or docketed in any court of the state(s) in which Borrower’s business and assets are or will be located, or in any court located in the United States.

4. CONDITIONS OF LENDING

4.1. Loan Funding. The obligation of Lender to close the transactions contemplated by this Agreement, and to make any Advance, shall be subject to satisfaction of the following conditions, unless waived in writing by Lender: (a) all legal matters and Loan Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Lender’s counsel; (b) Lender shall have received (i) certificates by an authorized officer, member, manager, agent or representative of Borrower upon which Lender may conclusively rely until superseded by similar certificates delivered to Lender, certifying that (A) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (B) the names, signatures, and authority of Borrower’sauthorized signers executing the Loan Documents, and (ii) such other documents as Lender may reasonably require to be executed by, or delivered on behalf of, Borrower; (c) Lender shall have received the Note(s) with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) Borrower shall have paid to Lender the legal fee(s) and out-of-pocket costs and expenses of Lender (e.g., appraisal fees, recording fees and UCC filing fees) then due and payable under this Agreement and the other Loan Documents; (e) Borrower shall each have maintained their respective financial condition in a manner satisfactory to Lender, and no Material Adverse Change shall have occurred in Borrower’s financial condition or prospects; (f) Lender shall have received the written opinion(s) of legal counsel for Borrower , selected by Borrower and satisfactory to Lender, dated the date of this Agreement and covering the Loan Documents and such other matter(s) as Lender may reasonably require; (g) Lender shall have received written instructions by Borrower with respect to disbursement of the proceeds of any Loan; and (h) Lender shall have received all Security Instruments duly executed by all parties thereto.

4.2. Security. No Loan or Advance shall be made hereunder unless and until Borrower shall have supplied to Lender as security for repayment of any and all Loan(s) made hereunder the Security Instruments listed in Schedule 4.2 hereto, in form and substance reasonably acceptable to Lender.

4.3. Each Loan. The obligation of Lender to make any Loan or Advance shall be subject to initial compliance with Sections 4.1 and 4.2 herein and also subject to satisfaction of the following conditions that at the date of making such Loan or Advance, and after giving effect thereto: (a) no Event of Default shall have occurred and continue to exist, and (b) each representation and warranty set forth in Section 3 above is true and correct as if then made (except to the extent such representation or warranty expressly relates to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date).

4.4. Subordination. Borrower’s Indebtedness to its stockholders, Affiliates, or other third parties, if or when incurred, must be fully subordinated to the Indebtedness evidenced by this Agreement, the terms and conditions of which shall be satisfactory to Lender in its reasonable discretion. Any further Indebtedness of Borrower to its stockholders, Affiliates, or other third parties after the date hereof must be consented to in writing by Lender and fully subordinated to the Indebtedness evidenced by this Agreement pursuant to a written agreement satisfactory to Lender in its reasonable discretion.

5. COVENANTS

Borrower covenants to Lender (which covenants will survive the delivery of the Note(s) and the making of the Loan(s)) as follows:

5.1. Accounting; Financial Statements and Other Information. As long as credit is available hereunder or until all principal of and interest on the Note(s) have been paid, Borrower covenants and agrees that it will comply with the reporting requirements set forth in Schedule 5.1.

Failure to provide such information shall be considered an Event of Default under each Loan, and Borrower shall thereupon be obligated to pay interest at the Default Rate.

5.2. Insurance; Maintenance of Properties.

(a) Insurance Requirements. Borrower , as applicable, shall:

(i)	to the extent insurable, keep all Collateral insured at all times with financially sound and reputable insurers with coverage and limits as may be required by law and of such character and amounts as are usually maintained by companies engaged in like business against such hazards as Lender may from time to time require, which insurance shall include, but not be limited to, coverage against loss by fire and allied perils, general boiler and machinery coverage, business income coverage and flood (if any of the Collateral is located in an area identified by the Federal Emergency Management Agency (or any successor) as an area having special flood hazards and to the extent flood insurance is available in that area), and may include sinkhole insurance, mine subsidence insurance, earthquake insurance, and, if the Collateral does not conform to applicable building, zoning or land use laws, ordinance and law coverage;

(ii)	maintain at all times commercial general liability insurance, product liability insurance and such other liability, errors and omissions and fidelity insurance coverages as Lender may from time to time require;

(iii)	maintain workers’ compensation insurance, and public liability insurance and other insurance required by Lender and/or applicable law; and

(iv)	obtain other or additional insurance promptly, upon the reasonable request of Lender, to the extent that such insurance may be available.

(b) Delivery of Policies, Renewals and Notices. Borrower and any Guarantor, as applicable, shall:

(i)	cause all insurance policies which can be endorsed with standard non-contributing, non-reporting clauses designating Lender as first lien holder and making loss payable to Lender (or Lender’s assigns) to be so endorsed;

(ii)	cause Lender to be named as additional insured on all liability insurance policies;

(iii)	deliver originals of all insurance policies to Lender if requested by Lender;

(iv)	promptly deliver to Lender on an annual basis a schedule of all insurance carried by Borrower along with a copy of all renewal and other notices received by Borrower with respect to the policies and all receipts for paid premiums;

(v)	not less than fifteen (15) days prior to the applicable expiration date, deliver evidence, in form and content acceptable to Lender, that each existing insurance policy has been renewed and (if such evidence is other than an original or duplicate original of a renewal policy) deliver the original or duplicate original of each renewal policy in form and content acceptable to Lender within ninety (90) days after the applicable expiration date of the original insurance policy;

(vi)	provide immediate written notice to the insurance company and to Lender of any event of loss; and

(vii)	execute such further evidence of assignment of any insurance proceeds as Lender may require.

5.3. Existence; Business. Borrower shall cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. Borrower will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that Borrower shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to result in a Material Adverse Change.

5.4. Payment of Taxes. Borrower shall pay all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if proper amounts, determined in accordance with GAAP, have been set aside for the payment of all such taxes, charges, and assessments.

5.5. Adverse Changes. Borrower shall promptly notify Lender in writing of (a) the occurrence of any event which, if it had existed on the date of this Agreement, would have required material qualification of the representations and warranties set forth in Section 3 hereof and (b) any Material Adverse Change.

5.6. Notice of Default. Borrower shall promptly notify (but in no event more than five (5) days after the occurrence thereof) Lender of any Event of Default or Potential Default hereunder and any demands made upon Borrower by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person.

5.7. Inspection. Borrower shall make available for inspection by duly authorized representatives of Lender, or its designated agent, Borrower’s books, records, and properties when reasonably requested to do so, and will furnish Lender such information regarding its business affairs and financial condition within a reasonable time after written request therefor.

5.8. Environmental Matters. Borrower shall:

(a)	comply in all respects with all Environmental Laws where a failure to comply could result in a Material Adverse Change;

(b)	deliver promptly to Lender (i) copies of any material documents received from the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency, and (ii) copies of any material documents submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency concerning its operations; and

(c)	promptly undertake and diligently pursue to completion all action recommended by any environmental audit report(s) issued and all action(s) necessary to correct any environmental problem or defect identified in any environmental audit report(s).

Borrower shall indemnify Lender and hold it harmless against any loss, costs, damages, or expense, including, but not limited to, reasonable attorney’s fees, that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any environmental contamination on any premises utilized by Borrower.

5.9. Health and Safety. Borrower shall be in compliance with all requirements of applicable federal, state, foreign, provincial and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse Change.

5.10. Appraisals and Services. In the event services are required by Lender, as determined by Lender in its reasonable discretion, for inspections, appraisals, or for securing estimates of costs, Lender may deduct the reasonable expense of such appraisal services from any monies due to Borrower hereunder or from any account maintained by Borrower with Lender or any Lender Affiliate.

5.11. Depository Accounts. So long as credit is available hereunder or until all principal of and interest on the Note(s) have been paid in full, Borrower shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable, as well as all operating accounts. At the option of Lender, all Loan payments and fees will automatically be debited from Borrower’s primary operating account and all disbursements of any Loan proceeds shall be made by Lender’s or Lender Affiliate’s crediting of such disbursements directly into the appropriate Borrower’s account.

5.12. Further Assurances.

(a)	Borrower shall execute, acknowledge, and deliver, at its sole cost and expense, all further acts, deeds, conveyances, assignments, estoppel certificates, financing statements, transfers and assurances as Lender may reasonably require from time to time in order to better assure, grant, and convey to Lender the rights intended to be granted, now or in the future, to Lender under this Agreement and the other Loan Documents.

(b)	Borrower shall provide, or cause to be provided, to Lender, at Borrower’s cost and expense, such further documentation or information deemed necessary or appropriate by Lender in the exercise of its rights under the related commitment letter between Borrower and Lender or to correct patent mistakes in the Loan Documents or the funding of the Loan(s).

5.13. Sale, Purchase of Assets. Borrower shall not, without the prior written consent of Lender, which may be withheld in Lender’s reasonable discretion, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets except in the ordinary course of business (which shall not be deemed to include the purchase or acquisition of ten percent (10%) or more of the capital stock or assets of operating businesses unless expressly consented to by Lender in writing prior to such purchase or acquisition) or as otherwise expressly permitted under this Agreement, or (b) sell, lease, transfer, or otherwise dispose of any assets except for (i) assets sold, leased, transferred or subject to other disposition for full and adequate consideration in the reasonable judgment of Borrower which Borrower has determined to be worn out or obsolete or not useful in the ordinary course of its business, and (ii) assets sold, leased, transferred or subject to other disposition in the ordinary course of business provided that Borrower receives full and adequate consideration in the reasonable judgment of Borrower in exchange for such assets sold, leased, transferred or otherwise subject to disposition.

5.14. Mortgages, Security Interests and Liens. Borrower shall not, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or assets of Borrower, whether now owned or hereafter acquired other than (each of the following being a Permitted Encumbrance):

(a)	Liens for taxes, assessments, or governmental charges or levies the payment of which is not at the time required by Section 5.4 hereof;

(b)	Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, excluding obligations for the payment of borrowed money;

(d)	Any judgment Lien, provided that the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution therefor stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay;

(e)	Liens that secure the Indebtedness of Borrower for the purchase price of any real or personal property and that only encumber the property purchased, provided the aggregate amount of all such Liens shall not exceed Fifty Thousand and 00/100ths Dollars ($50,000.00);

(f)	Liens that secure the repayment of Indebtedness of Borrower to Lender or any Lender Affiliate;

(g)	Liens evidenced by or permitted under the terms of Security Instruments only, and any other Permitted Encumbrances; or

(i)	Liens that secure the Subordinated Loans, if such Liens are permitted by Lender in writing in its sole discretion.

5.15. Indebtedness and Liens. Unless consented to by Lender in writing, Borrower shall not (a) except for trade debt incurred in the normal course of business, Indebtedness to Lender contemplated by this Agreement, create, incur or assume additional indebtedness for borrowed money, including capital leases, in excess of the aggregate amount of Twenty-Five Thousand and 00/100ths Dollars ($25,000.00), (b) except as allowed as a Permitted Encumbrance, or as otherwise permitted under this Agreement in the ordinary course of business, sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets, or (c) sell with recourse any of Borrower’s accounts, except to Lender.

5.16. Assumptions; Guaranties. Unless consented to by Lender in writing, Borrower shall not assume, guarantee, endorse, or otherwise become directly or contingently liable for (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure the creditor against loss) any obligation or Indebtedness of any other Person, except (i) guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) Indebtedness of Borrower to Lender or any Lender Affiliate, and (iii) Borrower’s guarantees of the Affiliate Indebtedness, now or hereafter existing.

5.17. Mergers; Consolidation; Sale of Borrower. Borrower shall not merge or consolidate with any Person, dissolve, wind up their respective affairs, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of their respective assets (whether now owned or hereafter acquired) to any Person, except where such Person is or becomes a borrower hereunder as of the date of such transaction and such further assurances with respect to any such transaction satisfactory to Lender are delivered on or before the effective date of such transaction. Borrower shall not permit a transfer or sale, directly or indirectly, whether in one transaction or in a series of transactions, of any of their respective shares of stock, membership interests or ownership interests, as the case may be, without the prior written consent of Lender, which such consent shall not be unreasonably withheld, other than between and among current owners of such shares and interests.

5.18. Investments; Loans. Borrower shall not, directly or indirectly, (a) purchase or otherwise acquire or own any stock or other securities of any other Person (other than as permitted under this Agreement) or (b) make or permit to be outstanding any loan or advance (other than trade advances in the ordinary course of business or as otherwise permitted under this Agreement) or enter into any arrangement to provide funds or credit, to any other Person, except that (i) it may purchase or otherwise acquire and own marketable U.S. Treasury and Agency obligations, and certificates of deposit and bankers acceptances issued or created by any domestic commercial bank, and the shares of stock and/or membership units of any Subsidiaries identified in Schedule 3.13, and (ii) they may make loans or advances as permitted pursuant to Section 5.15 above.

5.19. [Reserved].

5.20. Related Expenses. Borrower hereby authorizes Lender or Lender’s designated agent (but without obligation by Lender to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Lender for any and all Related Expenses. Lender may, at its option, debit Related Expenses directly from any account of Borrower maintained with Lender or any Lender Affiliate. Borrower acknowledges that, following the occurrence of an Event of Default, Lender’s routine inspection, field examination and appraisal fees are Related Expenses reimbursable by Borrower.

5.21. Financial Covenants. Borrower covenants and agrees that, as long as any amount is unpaid with respect to any Loan, and while any commitment of Lender to make any Loan is in effect, it will meet or exceed the Financial Covenants set forth in Schedule 5.21.

5.22. [Reserved].

5.23. Entity Conversion. Absent the consent of Lender, Borrower shall not cause or permit a conversion of Borrower from one type of entity into another type of entity if such conversion results in a change in any assets, liabilities, legal rights or obligations of Borrower (or any officer, director, trustee, general partner, member, managing member or manager of Borrower, as applicable), by operation of law or otherwise.

5.24. Distributions. Absent the consent of Lender, Borrower shall not make any distributions in respect of its stock or membership units or otherwise without the express written consent of Lender in its sole and reasonable discretion. Notwithstanding the foregoing, Borrower shall be entitled to make distributions to its stockholders or members as long as the net effect of such distributions does not cause or create a default under the Financial Covenants set forth in Schedule 5.21 (it being understood, for the avoidance of doubt, that all liquidity will be texted net of margin).

6. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1. Payments. If (a) the interest on any Note or any commitment or other fee shall not be paid in full within ten (10) days of when due and payable, (b) the principal of any Note shall not be paid in full within ten (10) days of when due and payable, or (c) any other amount due to Lender under this Agreement or any of the other Loan Documents shall not be paid in full within ten (10) days of when due and payable.

6.2. Covenants. Any failure by Borrower to perform any of their respective Obligations under this Agreement (other than those specified above) or any other Loan Document, as and when required, which failure continues for a period of thirty (30) days after Borrower’s knowledge thereof; provided, however, such period may be extended for up to an additional thirty (30) days if Borrower, in the reasonable discretion of Lender, is diligently pursuing a cure of such; provided, further, however, no notice, grace period or extension shall apply if, in Lender’s discretion, immediate exercise by Lender of a right or remedy under this Agreement is required to avoid harm to Lender or impairment of repayment of the Loan(s) or of the Collateral given as security for the Loan(s).

6.3. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of any Note, shall be materially false or erroneous when made.

6.4. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

6.5. Loan Document Default. If any event of default or default that continues beyond any applicable grace or cure period shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, and such demand is made.

6.6. ERISA Default. The occurrence of one or more ERISA Events that (a) Lender determines could have a Material Adverse Change, or (b) results in a Lien on any of the assets of Borrower.

6.7. Money Judgment. A final judgment or order for the payment of money shall be rendered against Borrower or any Obligor by a court of competent jurisdiction that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

6.8. Material Adverse Change. There shall have occurred any Material Adverse Change.

6.9. Bankruptcy Event. The occurrence of a Bankruptcy Event.

6.10. Transfer. The occurrence of any Transfer not permitted by this Agreement.

6.11. Fraud; Material Misrepresentation. Fraud or material misrepresentation or material omission by Borrower, or any of their respective officers, directors, trustees, general partners, members, managing members, managers, or any Individual Guarantor, as applicable, in connection with:

(a)	the application for or creation of the Indebtedness;

(b)	any financial statement, rent roll, or other report or information provided to Lender during the term of the Indebtedness; or

(c)	any request for Lender’s consent to any proposed action, including a request for disbursement of reserve/escrow account funds or collateral account funds.

6.12. Non-Monetary Default. Any failure by Borrower to perform any of its non-monetary Obligations under this Agreement (other than those specified above) or any other Loan Document, as and when required, which failure continues for a period of thirty (30) days after notice of such failure by Lender to Borrower; provided, however, such period may be extended for up to an additional thirty (30) days if Borrower, in the reasonable discretion of Lender, is diligently pursuing a cure of such; provided, further, however, no such notice, grace period or extension shall apply if, in Lender’s discretion, immediate exercise by Lender of a right or remedy under this Agreement is required to avoid harm to Lender or impairment of repayment of the Loan(s) or of the Collateral given as security for the Loan(s).

6.13. Cross-Collateralization; Cross-Default. Notwithstanding anything to the contrary herein or in any other document or instrument by and among Borrower, any Obligor and Lender, the Collateral shall secure all Obligations and liabilities of Borrower or any Obligor to Lender whatsoever, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or arising, as all of the same may hereafter be or may have heretofore been extended, supplemented, amended, restated, replaced or otherwise modified from time to time. Borrower agrees that (a) all Collateral previously, now or hereafter pledged by Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, to Lender as Collateral security for any Loan and all Collateral previously, now or hereafter pledged by Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, to Lender as Collateral security for any other Indebtedness, Obligations or liabilities of any kind or description of Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, to Lender, whether now existing or hereafter arising, shall serve as security for any Loan as well as all such other Indebtedness, Obligations or liabilities owing by Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, to Lender; and (b) a default by Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, under the terms of any agreement between Lender and Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, including, without limitation, this Agreement, shall constitute a default as to any Loan as well as a default under all other Indebtedness, Obligations or liabilities of Borrower or any Obligor, or any Affiliate or Subsidiary of Borrower or any Obligor, to Lender. Further, Borrower hereby agree to execute and deliver to Lender any and all documents and to do all things that Lender may require, in its sole and absolute discretion, to give effect to the cross-collateralization and cross-default of such Obligations.

7. REMEDIES UPON DEFAULT

7.1. Rights of Lender. If any Event of Default shall occur and is continuing beyond any applicable grace or cure period, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

(a)	Declare all of Borrower’s Obligations to Lender to be immediately due and payable, whereupon all unpaid principal, interest and fees in respect of such Obligations, together with all of Lender’s costs, expenses and reasonable attorneys’ fees related thereto, under the terms of the Loan Documents or otherwise, shall be immediately due and payable.

(b)	Terminate any commitment to make any additional Advances under any Loan.

(c)	Exercise any and all rights and remedies available to Lender under any applicable law.

(d)	Exercise any and all rights and remedies granted to Lender under the terms of this Agreement or any of the other Loan Documents.

(e)	Set off the unpaid balance of the Obligations against any debt owing to Borrower by Lender or by any Lender Affiliate, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by Lender or any Lender Affiliate, whether collected or in the process of collection, or in any time or demand deposit account maintained by Borrower at, or evidenced by any certificate of deposit issued by, Lender or any Lender Affiliate. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note(s) may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower pursuant to this Agreement in the amount of such participation.

(f)	With respect to Borrower’s instruments, documents and chattel paper, request in writing that Borrower immediately deliver or cause to be delivered to Lender, or any Lender Affiliate, all of Borrower’s instruments, documents and chattel paper, appropriately endorsed either, at Lender’s option, (i) to Lender’s order, without limitation or qualification, or (ii) for deposit in an accounts receivable collection account. Lender, or Lender’s designated agent, is hereby constituted and appointed Borrower’s attorney-in-fact with authority and power to so endorse any and all instruments, documents and chattel paper upon Borrower’s failure to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until Obligations are paid, performed and observed in full, (ii) exercisable by Lender at any time and without any request upon Borrower by Lender to so endorse, and (iii) exercisable in Lender’s name or Borrower’s name.

7.2. No Waiver. The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which Lender may be entitled. No failure or delay on the part of Lender in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. All Lender’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently. The acceptance by Lender of any payment after any uncured Event of Default shall not operate to extend the time of payment of any amount then remaining unpaid hereunder, under the Note(s) or any Loan Document or constitute a waiver of any rights of Lender hereof under this Agreement.

8. MISCELLANEOUS

8.1. Remedies; Waiver; Amendments. No waiver of any provision of this Agreement or the Note(s), or consent to departure therefrom, is effective unless in writing and signed by Lender. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by Borrower and Lender. If at any time or times, by assignment or otherwise, Lender transfers any of the Obligations or any part of the Collateral to another Person, such transfer shall carry with it Lender’s powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Lender retains any other of the Obligations or any part of the Collateral, Lender will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

8.2. Expenses, Costs and Taxes. Borrower shall pay upon written demand all costs and expenses of Lender, and all Related Expenses, for the following, (a) reasonable attorneys’ fees and expenses of Lender in connection with the preparation, negotiation and closing of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) upon an Event of Default, extraordinary expenses of Lender in connection with the administration of this Agreement, the Note(s) and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder or in any other Loan Documents, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any Collateral securing the Note(s), or the restructuring or enforcement of the Note(s) or any other Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. Borrower authorizes Lender to debit such expenses, costs and taxes directly to Borrower’s Loan accounts or any account Borrower maintains with Lender or Lender Affiliate.

8.3. Indemnification. Borrower shall indemnify and hold Lender or Lender Affiliate, their respective shareholders, directors, officers, employees, agents and attorneys, harmless against any and all claims, demands, causes of action, liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not Lender or any Lender Affiliate, their respective shareholders, directors, officers, employees, agents and attorneys, shall be designated a party thereto), which may be incurred by Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, that Lender shall have no right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

8.4. Construction; Governing Law; Jurisdiction. The provisions of this Agreement and the respective rights and duties of Borrower, and Lender hereunder shall be governed by and construed in accordance with Maine law (excluding the laws applicable to conflicts or choice of law) and any applicable federal laws. Borrower hereby irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in Maine, over any action or proceeding arising out of or relating to this Agreement, or any document related to the Obligations, and Borrower hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Maine state or federal court. Borrower hereby waive any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. The parties irrevocably consent to service of process in the manner provided for notices herein. Nothing herein will affect the right of Lender to serve process in any other manner permitted by law.

8.5. Extension of Time. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

8.6. Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered, or sent via a recognized overnight delivery service, to it, addressed to it at the address specified in the Preamble of this Agreement, or if to Lender, mailed or delivered, or sent via a recognized overnight delivery service, to it, addressed to the address of Lender specified in the Preamble of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender. Any party may, by proper written notice made hereunder to the other parties, change the address to which notices shall thereafter be sent to either party.

8.7. Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement and the other Loan Documents will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of Borrower and Lender, and their respective successors and permitted assigns; provided, that no subsequent holder of the Note(s) shall by reason of acquiring a Note (or Notes) become obligated to make any Loan hereunder, other than in compliance with the terms and conditions of this Agreement, and no successor to or assignee of Borrower may borrow hereunder without Lender’s written assent. Lender may transfer and assign this Agreement, and the Loan(s) hereunder, and deliver the Collateral to the permitted assignee, who shall thereupon have all of the rights of Lender. Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except with the prior written consent of Lender. The rights and powers given in this Agreement to Lender are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings. The relationship between Borrower and Lender with respect to this Agreement, the Note(s) and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and Lender has no fiduciary obligation toward Borrower with respect to any such document or the transactions contemplated thereby.

8.8. Severability. If any provision of this Agreement, the Note(s), any Loan Documents, or any action taken hereunder or thereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement, the Note(s) or the Loan Documents, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

8.9. Entire Agreement. This Agreement, the Note(s), the Security Instruments and any other Loan Document executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and supersede, amend and restate prior writings with respect to the subject matter hereof. In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular. In the event of any conflict between the terms, covenants, and conditions contained in this Agreement and the other Loan Documents executed in connection herewith, the term, covenant, or condition most favorable to Lender, in Lender’s sole discretion, shall control.

8.10. Participation. Borrower acknowledges that Lender reserves the right to participate its interest in the Loan(s) and Borrower agrees to, at Lender’s request, execute such additional promissory notes and other instruments as may be appropriate to evidence its obligations under the Loan(s) to such other lender(s).

8.11. Pledge to Federal Reserve. Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of the Note(s), to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

8.12. Determinations by Lender. Unless otherwise set forth herein, in any instance in this Agreement where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under this Agreement, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by Lender (or its designated representative) in its reasonable discretion.

8.13. Time of the Essence. Time is of the essence in the performance of the Obligations under this Agreement.

8.14. Captions. The several captions to different Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof.

8.15. Grace Periods. All grace periods (if any) in this Agreement and all other Loan Documents shall run concurrently.

8.16. No Usury. Borrower and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits a party to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note(s) or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to Borrower’s Obligations hereunder, or if the acceleration of the maturity of the Loan or any prepayment by Borrower or any premium or late charge results in Borrower having paid any interest in excess of that permitted by applicable law, then it is the parties’ express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid principal and all other elements of Borrower’s payment Obligations hereunder, and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder.

8.17. Binding Effect. This Agreement shall be binding upon Borrower and their respective heirs, legal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors, endorsees and assigns.

8.18. Counterparts. This Agreement may be signed in two or more counterparts, including execution by electronic mail or facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.19. Statute of Frauds Notice. Under Maine law, no promise, contract or agreement to lend money, extend credit, forbear from collection of a debt, or make any other accommodation for the repayment of a debt for more than $250,000 may be enforced in court against Lender unless the promise, contract or agreement is in writing and signed by Lender. Accordingly, Borrower cannot enforce any oral promise unless it is contained in any of the Loan Documents signed by Lender, nor can any change, forbearance, or other accommodation relating to the Note(s), this Agreement or any other Loan Documents be enforced unless it is in writing and signed by Lender. Borrower also understands that all future promises, contracts or agreements of Lender relating to any other transaction between Borrower and Lender cannot be enforced in court unless they are in writing and signed by Lender.

8.20. WAIVER OF JURY TRIAL. BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INSTRUMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN(S) TO BORROWER OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY FOR LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS INSTRUMENT AND MAKE THE LOAN(S) TO BORROWER.

[NO FURTHER TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, parties have each caused this Loan Agreement to be executed, by their duly authorized representatives, as applicable, as of the date first set forth above.

ATTEST:	BORROWER:

IMMUCELL CORPORATON

/s/ Jason G. Howe	By:	/s/ Michael F. Brigham
Witness	Name:	Michael F. Brigham
	Title:	President and CEO

LENDER:

MAINE COMMUNITY BANK

/s/ Jason G. Howe	By:	/s/ Nicholas Weightman
Witness	Name:	Nicholas Weightman
	Title:	Senior Vice President

SCHEDULE 3.7

Indebtedness

Borrower’s Indebtedness as of the date hereof is as set forth in the financial information furnished to Lender pursuant to Section 3.8.

SCHEDULE 3.11

Litigation

None.

SCHEDULE 3.13

Subsidiaries and Affiliates

None.

SCHEDULE 4.2

Security Instruments

1.	Second Perfected Security Agreement

2.	UCC Financing Statements filed with the Maine Secretary of State and Delaware Secretary of State’s Office

All Security Instruments are dated August 7, 2025 unless otherwise indicated, the terms and conditions of which are hereby incorporated by reference.

SCHEDULE 5.1

Financial Reporting Requirements

Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each Quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. Borrower will deliver or cause to be delivered to Lender:

(a)	As soon as practicable after the each fiscal year end, and in any event within 120 days thereafter, reviewed financial statements for Borrower, including a detailed balance sheet, profit and loss statement, cash flow statement, accounts receivable aging report, accounts payable aging report, work in progress report, detailing the condition of Borrower as of the end of such year, all in reasonable detail and prepared by an independent certified public accountant of recognized standing, selected by Borrower and satisfactory to Lender, and prepared in accordance with GAAP.

(b)	As soon as practicable after each fiscal year end, and in any event within 120 days thereafter, updated financial statements for Borrower in a form and content acceptable to Lender and signed by Borrower, detailing the financial condition of as of the end of such fiscal year.

(c)	Within 30 days after any request by Lender, Borrower shall submit interim management prepared financial statements, including a detailed balance sheet, profit and loss statement, cash flow statement, accounts receivable aging report, accounts payable aging report, work in progress report.

(d)	Such other financial statements, reports and information as Lender may reasonably require from time to time, including without limitation complete tax returns for any partnerships, corporations or other entities in which Borrower has an interest.

SCHEDULE 5.21

Financial Covenants

Pre-Distribution Debt Service Coverage Ratio:

Borrower shall maintain a minimum Pre-distribution Debt Service Coverage Ratio of 1.35:1.00, tested annually beginning with year ending December 31, 2025, based on the financial statements provided in Schedule 5.1 above.

“Pre-distribution Debt Service Coverage Ratio” is defined as the sum of Net Income before taxes, plus Depreciation, Amortization and Interest, divided by the sum of all scheduled principal and interest. Lender will use appropriate consideration for extraordinary or one-time gains or expenses in calculating Net Income.